SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                                  FORM 8-K


                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):   March 2, 1998




               CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIII
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)




     Illinois                     0-12791                   36-3207212
-------------------            --------------          --------------------
(State or other)                 (Commission           (IRS Employer
 Jurisdiction of                File Number)            Identification No.)
 Organization




            900 N. Michigan Avenue, Chicago, Illinois  60611-1575
            -----------------------------------------------------
                   (Address of principal executive office)




     Registrant's telephone number, including area code:  (312) 915-1987
     -------------------------------------------------------------------

                       CARROLLWOOD STATION APARTMENTS
                               Tampa, Florida
                               ---------------


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. Carlyle Real Estate Limited Partnership - XIII (the "Partnership"), an Illinois limited partnership, was a partner in Carrollwood Station Associates, Ltd., ("Carrollwood"), which owns the land, building and related improvements of the Carrollwood Station Apartments (the "Property"), located in Tampa, Florida. On December 4, 1997, the Partnership entered into a contract with an unaffiliated third party to sell the Property. As defined in the Carrollwood Partnership agreement, the unaffiliated venture partner, Lincoln Property Company No. 600, Ltd. ("Lincoln"), held the right of first refusal to purchase the Partnership's interest in Carrollwood in the event the Partnership secured a buyer for the property. On March 2, 1998, Lincoln purchased the Partnership's interest in Carrollwood for $4,642,140, which approximates the share of proceeds that the Partnership would have received from a sale to the unaffiliated third party. The purchase price was based upon a deemed sale price of the Property of $11,760,000 less approximately $6,689,000 of existing debt closing costs and prorations.

     The Property is a 336-unit garden apartment complex which, as of the date of sale, was approximately 98% occupied. The sale of the Partnership's interest will result in a gain to the Partnership for both financial reporting and Federal income tax purposes in 1998 of approximately $5,000,000 and $8,000,000, respectively. The Property was classified as held for sale as of December 31, 1996 and therefore has not been subject to continued depreciation as of that date for financial reporting purposes

     The Partnership Agreement provides that the General Partners shall receive as a distribution of the proceeds (net after expenses and liabilities and retained working capital) from the sale or refinancing of a real property of up to 3% of the selling price of a property, and that the remaining net proceeds for any property sold be distributed 85% to the
Holders of Interests and 15% to the General Partners.   However, prior to
such distributions being made, the Holders of Interests are entitled to receive 99% of net sale or refinancing proceeds and the General Partners are entitled to receive 1% until the Holders of Interests (i) have received cumulative cash distributions from the Partnership's operations which, when combined with net sale or refinancing proceeds previously distributed, equal a 6% annual return on the Holders' average capital investment for each year (their initial capital investment as reduced by net sale or refinancing proceeds previously distributed) and (ii) have received cash distributions of net sale or refinancing proceeds in an amount equal to the Holders' aggregate initial capital investment in the Partnership. If upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Holders of Interest have not received the amounts in (i) and (ii) above, the General Partners will be required to return all or a portion of the 1% distribution of net sale or refinancing proceeds described above in an amount equal to such deficiency in payment to the Holders of Interests pursuant to (i) and (ii) above. The Holders of Interests have not received and are not expected to receive distributions to the levels of (i) and (ii) above. Therefore, no portion of the sale proceeds will be distributed to the General Partners at this time.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements.  Not applicable.

     (b)  Pro Forma Financial Information - Narrative.

     As a result of the sale of the Partnership's interest in Carrollwood, beyond the date of sale there will be no further rental and other income, mortgage and other interest, property operating expenses or venture partners' share of venture operations for the Property in the consolidated financial statements of the Partnership, which for the Partnership's fiscal year ended December 31, 1996 were approximately, $2,023,000, $517,000, $1,701,000 and $4,700 respectively. Rental and other income, mortgage and other interest, property operating expenses and venture partners' share of venture operations were approximately, $2,231,000, $377,000, $1,246,000 and ($6,000), respectively, for the nine months ended September 30, 1997 in the consolidated financial statements of the Partnership. Also as a result of the sale of the Partnership's interest in Carrollwood, there are no further assets and liabilities related to the Property in the Partnership's consolidated financial statements, which at September 30, 1997 consisted of cash and other current assets of approximately $668,000; land, buildings and improvements (net of accumulated depreciation) of approximately $5,472,000; deferred expenses of approximately $61,000; venture partners' deficit in venture of approximately $141,000; current liabilities including current portion of long-term debt of approximately $6,942,000 and tenant security deposits of approximately $63,000.

     (c)  Exhibits.

     10.1 Assignment of Limited Partnership Interest between Carlyle Real Estate Limited Partnership - XIII, an Illinois limited partnership, and Lincoln Property Company No. 600, Ltd., a Florida limited partnership, dated March 2, 1998.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIII

                        BY:  JMB Realty Corporation
                        (Corporate General Partner)


                        By:   GAILEN J. HULL
                              Senior Vice President
                              Principal Accounting Officer